UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2006

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 26, 2006, at a regular meeting of the Board of Directors of AGL Resources Inc. (the “Company”), the Board of Directors approved an increase, effective as of the date of the 2007 annual meeting of shareholders, in the non-employee directors’ annual retainer and approved the implementation of retainers for committee chairs. Individual meeting fees will remain unchanged at $2,000 per meeting of the board and any committee of the board attended.

Annual Retainer

Each non-employee director will receive on the first day of each annual service term (1) $35,000 (an increase of $5,000) payable, at the election of each director, in cash or shares of AGL Resources common stock, or deferred under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the “CSE Plan”, and (2) $70,000 (an increase of $10,000) payable, at the election of each director, in shares of AGL Resources common stock or deferred under the CSE Plan (this $70,000 portion of the retainer is referred to as the “Equity Portion”).

Amounts deferred under the CSE Plan are invested in common stock equivalents that track the performance of AGL Resources common stock and are credited with equivalents to dividend payments that are made on AGL Resources common stock. At the end of their board service, participating directors receive a cash distribution based on the market value of their common stock equivalents and dividend equivalents.

Committee Chair Retainer

The Audit Committee chair will receive $12,000 on the first day of each annual service term. The Compensation and Management Development Committee chair will receive $8,000 on the first day of each annual service term. All other committee chairs will receive $6,000 on the first day of each annual service term. The committee chair retainer is payable, at the election of each director, in cash or shares of AGL Resources common stock, or deferred under the CSE Plan.

Share Ownership Guidelines

The share ownership requirement for non-employee directors is an amount of AGL Resources common stock with a market value equal to five times the value of the Equity Portion of the annual retainer. As of result of the $10,000 increase in the Equity Portion of the annual retainer that will become effective as of the date of the 2007 annual meeting of shareholders, the share ownership requirement will be increased, effective as of the date of the 2007 annual meeting of shareholders, by $50,000 to $350,000. Each director has five years from the date of his or her election to meet the share-ownership requirement.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 26, 2006, the Board of Directors approved amendments to the Company’s bylaws. The first amendment adds a new Section 2.3.1 to Article II, which requires a director who does not receive a majority of the votes cast in an uncontested election to tender his or her resignation to the Board of Directors. A majority of the votes cast means that the number of shares voted for a director must exceed the number of votes cast with regard to that director’s election. The requirement that a director tender his or her resignation if he or she does not receive a majority of the votes cast does not apply in the case of a contested election where the number of nominees exceeds the number of directors to be elected.

Once a director tenders his or her resignation, the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. If the director’s resignation is not accepted by the Board, the director shall continue to serve until his or her successor is duly elected or until his or her earlier death, resignation or removal. If the director’s resignation is accepted by the Board of Directors, any resulting vacancy may be filled as provided in Section 2.4 of the bylaws or the Board of Directors may decrease the size of the Board of Directors.

Additionally, the Board approved amendments to former Section 2.3.2 (renumbered as new Section 2.3.3) of Article II of the Company’s bylaws to change the mandatory retirement age for directors from seventy-two (72) to seventy-five (75) and change the effective termination date. The amended bylaw provides that a director who attains his or her seventy-fifth (75th) birthday or who retires from or discontinues his or her employment with the Company, whichever occurs first (a “Terminating Event”), shall promptly tender his or her resignation to the Board of Directors, which resignation shall be effective as of the date of the annual meeting of shareholders next following the date of such Terminating Event. The previous bylaw provision allowed the director to serve until the end of the term during which the Terminating Event occurred.

The amendments to the bylaws are effective as of October 26, 2006. A copy of the bylaws is filed with this Form 8-K as Exhibit 3.2.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

3.2	Bylaws, as amended on October 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: November 1, 2006	/s/ Paul R. Shlanta
Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

3.2	Bylaws, as amended on October 26, 2006.